Exhibit 10.2

OLD DOMINION ELECTRIC COOPERATIVE

SECOND AMENDED AND RESTATED WHOLESALE POWER CONTRACT

THIS SECOND AMENDED AND RESTATED WHOLESALE POWER CONTRACT (the “Contract”) is made as of this FIRST day of JANUARY, 2009, between OLD DOMINION ELECTRIC COOPERATIVE (hereinafter called the “Seller”), a utility aggregation cooperative organized and existing under the laws of the Commonwealth of Virginia, and A & N ELECTRIC COOPERATIVE (hereinafter called the “Member”), a utility consumer services cooperative organized and existing under the laws of the Commonwealth of Virginia (hereinafter either individually a “Party,” or collectively the “Parties”).

RECITALS:

A. The Seller has executed contracts to acquire ownership of certain electric generating facilities and to construct electric generating facilities, or a transmission system, or both, and may purchase or otherwise obtain electric power and energy for the purpose, among others, of supplying electric power and energy to certain electric cooperatives (the “Cooperatives”) which are or may become members of the Seller.

B. The Seller has heretofore entered into Amended and Restated Wholesale Power Contracts, dated on or about April 24, 1992, for the sale of electric power and energy with Cooperatives which are members of the Seller (such contracts as they may have been amended and supplemented to the date hereof are hereinafter referred to as the “Original Wholesale Power Contracts”).

C. In reliance upon the commitments of the Seller set forth herein, the Member is entering into this Contract and the Member acknowledges by entering into this Contract that the Seller (i) has obtained and will obtain financing, (ii) has invested and will in the future invest in plant and facilities, (iii) has developed and will continue to develop an organizational structure, management team, and staff, (iv) has engaged in and will continue to engage in planning, and (v) has made and will continue to make commitments relating to long-term power supply arrangements, all on the basis of the cash flow produced by this Contract and similar contracts between the Seller and its other members.

D. The Member may in the future desire more flexibility in meeting its needs for electric supply service.

E. The Seller and the Member desire to reaffirm the terms and provisions of the Original Wholesale Power Contract (except as amended hereby) and to amend and restate the Original Wholesale Power Contract as provided herein. The Seller intends to enter into similar contracts with all Cooperatives which are members of the Seller and may enter into similar contracts with Cooperatives who become members of the Seller in the future (the Original Wholesale Power Contracts as so amended and restated together with such additional contracts may be collectively referred to herein as the “Wholesale Power Contracts”).

F. The Member has determined that its interest and the interest of its own members will be best served by entering into this Contract with the Seller in lieu of taking the risks, generally, of developing or purchasing electricity from other sources.

G. The Member desires to purchase electric capacity, energy, transmission service, and ancillary services (the “Requirements Service”) from the Seller, and the Seller desires to sell such Requirements Service to the Member, on the terms and conditions set forth in this Contract, as follows:

WITNESSETH:

NOW THEREFORE, in consideration of the mutual undertakings herein contained, the Parties agree that the Original Wholesale Power Contract between them be, and hereby is, amended and restated to read in its entirety as follows:

1. PURCHASE AND SALE OBLIGATIONS.

(a) All-Requirements Obligations. Except as otherwise provided in Section 1, the Seller shall sell and deliver to the Member and the Member shall purchase and receive from the Seller all Requirements Service, which the Member shall require for the operation of the Member’s system to the extent that the Seller shall have the Requirements Service available. The Member may continue to utilize the electricity produced by its owned generating facilities set forth on Schedule 1 hereto, and such facilities shall not constitute use of the Limited Right to Alternate Supply as described in subsection 1(c) herein.

(b) SEPA. The Member shall have the right to purchase electric supply service from the Southeastern Power Administration (“SEPA”) or its successor unless the Seller shall qualify as a customer of and contract for electric service from SEPA or its successor.

(c) Limited Right to Alternate Supply. The Member shall have the right to receive up to the greater of five percent (5%) or five (5) megawatts of its demand requirements and associated energy from (i) generating facilities owned or leased by the Member (excepting those facilities set forth on Schedule 1 hereto, which are subject to the exception in Section 1(a) of this Contract) or (ii) purchases from any third-party, subject to delivery of one hundred and eighty (180) days’ prior written notice thereof to the Seller or such shorter notice period as the Parties mutually may agree (the “Alternate Supply”). For purposes of determining the Member’s Alternate Supply, such amount shall be calculated by reference to the greatest amount of the Member’s measured demand during any prior calendar year (the Member’s non-coincident peak), excluding amounts purchased by the Member as described in subsection 1(b). In receiving any such Alternate Supply, the Member shall comply with such policies and procedures as the Seller may reasonably establish for the scheduling and receipt of such Alternate Supply. If the Member fails to comply with any such policies and procedures, the Seller may bill the Member as though such Alternate Supply was provided by Seller under this Contract. In no event shall Seller be responsible for any costs or expense incurred by the Member with respect to such Alternate

Supply. The Member shall provide the Seller not less than one hundred and eighty (180) days’ prior written notice of the termination, expiration, or cessation of any portion of the Alternate Supply pursuant to this subsection 1(c). Seller shall have no obligation to sell and deliver Requirements Service to the Member in replacement for or substitution of any portion of the Alternate Supply pursuant to this subsection 1(c) until the date one hundred and eighty (180) days after the date the Seller receives unconditional and irrevocable written notice from the Member of the termination, expiration, or cessation of such Alternate Supply.

(d) Alternate Purchase Subject to Approval of the Seller’s Board of Directors. In the event an opportunity is presented to Member to purchase any component of the Requirements Service from another supplier in excess of that permitted under subsection 1(c), Member shall offer that opportunity to the Seller (the “Alternate Purchase”). If the Seller determines not to avail itself of such Alternate Purchase or is unable to agree on an acceptable contract for such Alternate Purchase, then Member shall be permitted to purchase that component of the Requirements Service for its own use so long as (i) the Seller has contractual or market purchases that it can eliminate in an amount at least equal to the amount of such Alternate Purchase and (ii) the Seller’s Board of Directors determines that it will not materially adversely affect the Seller or its other members if Member effects such Alternate Purchase (taking into account financial, power supply, reliability and credit-related costs and risks). Any determination by the Seller’s Board of Directors may be based on conditions to be fulfilled or satisfied prior to the execution of any contract for purchase of such Alternate Purchase. Such conditions may include whether and on what terms and conditions the Seller shall have any obligation to sell or deliver Requirement Service (or any component thereof) in the future as replacement for or substitution of such Alternate Purchase entered into pursuant to this subsection 1(d) following the termination, expiration, or cessation of such Alternate Purchase. If the Alternate Purchase represents a significant portion of the Member’s electric service requirements for a term in excess of three (3) years, and if the Seller’s Board of Directors deems it appropriate, such conditions may include a change in the membership classification of the Member. Prior to considering a request of the Member to receive any component of the Requirements Service from another supplier, the Member shall provide the Seller, at the Member’s sole cost and expense, such information, documents, studies, analyses, or reports as the Seller reasonably may request in connection with an evaluation of the Member’s request hereunder. In receiving such Alternate Purchase, the Member shall comply with such policies and procedures as the Seller may reasonably establish for the scheduling and receipt of such Alternate Purchase. If the Member fails to comply with any such policies and procedures, the Seller may bill the Member as though such Alternate Purchase was provided by the Seller under this Contract. In no event shall the Seller be responsible for any costs or expenses incurred by the Member with respect to such Alternate Purchase.

(e) Requirements Service Outside Current Certificated Service Territories. From time to time, the Board of Directors shall establish and maintain policies and procedures with respect to providing Requirements Service for delivery by Cooperatives to persons or entities which are not located within the certificated service territory of the Cooperatives as of the date of this Contract or any subsequent date specified in such policies or procedures (“Existing Service Territories”). Such policies and procedures may include, inter alia, that the Seller will not be obligated under this Contract to supply any component of the Requirements Service with respect to a cooperative’s service outside the Existing Service Territories or that the rates and charges applicable to the provision of such Requirements Service for loads outside the Existing Service Territories will be different than those which otherwise would be applicable under this Contract. The Member shall deliver not less than one hundred and eighty (180) days’ prior written notice to the Seller, unless the Parties agree to a shorter notice period, setting forth (i) its intention to serve such customers, (ii) the date it proposes to commence providing Requirements Service to such customers, (iii) a description of such customers and their requirements, and (iv) a description of any definitive agreement entered into by the Member with respect to such service (a copy of such definitive agreement shall be attached to such notice), including any material conditions to the Member’s obligations to commence service to such customers. The Member shall provide the Seller with any information the Seller reasonably requests following delivery of such notice. The Member shall comply with all such policies and procedures in effect at the time of the delivery of such notice in connection with the commencement of service to such customers. Any change in such policies and procedures adopted by the Seller following the delivery of such notice shall not be effective with respect to service to the customers identified in such notice without the consent of the Member unless the Member shall have failed to enter into a written letter of intent or agreement with the current supplier to such customers by the first anniversary of the date of such notice providing for the Member to commence service to such customers. If the policies in effect at the time of the delivery of such notice provide that service to the new customers shall be on terms and conditions different than the service to the Member’s other customers, the Member may at its election serve such customers located outside the Existing Service Territories other than pursuant to this Contract. In such case, a Member’s receipt of service other than pursuant to this Contract shall not be considered for purposes of calculating the Member’s Alternate Supply under subsection 1(c).

2. ELECTRIC CHARACTERISTICS AND POINTS OF DELIVERY. Electricity delivered as part of the Requirements Service, to be furnished hereunder shall be alternating current, sixty (60) hertz.

As used in this Contract, “Points of Delivery,” shall be those points where the system of the Member is connected to the transmission or distribution system that the Seller has ownership of, or right to deliver the Requirements Service through.

The Member shall keep the Seller advised concerning anticipated loads at established Points of Delivery and the need for additional Points of Delivery by furnishing to the Seller each year, on a date to be established by the Seller from time to time and communicated to the Member at least sixty (60) days in advance of any changed date, a revised Exhibit A substantially in the form attached to and made a part of this Contract.

The initial Point or Points of Delivery and their initial delivery voltages shall be as set forth in Exhibit B attached to and made a part of this Contract. Other Points of Delivery and their initial delivery voltages may be established by mutual agreement of the Member and the Seller, and Exhibit B shall be revised accordingly.

3. DELIVERY FACILITIES. Bulk power supply planning shall be the responsibility of the Seller. The Seller shall be responsible for the facilities to deliver the Requirements Service to the Point(s) of Delivery. The Member shall be responsible for the facilities to take and use the Requirements Service from the Points of Delivery. The Parties shall provide and maintain, or cause to be provided and maintained, switching and protective equipment which may be reasonably necessary to protect the system of the other Party.

Meters and metering equipment shall be, or caused to be, furnished, maintained and read by the Seller. Special equipment furnished at the request of the Member shall be at Member’s expense and shall be listed on Exhibit C.

4. RATE.

(a) The Member shall pay the Seller for the Requirements Service furnished hereunder at rates and charges determined pursuant to the formula set forth in Exhibit D attached hereto and made a part of this Contract, and on the terms and conditions set forth in Exhibit D. Exhibit D contains a formula pursuant to which rates and charges are to be set from time to time.

(b) The formula initially set forth in Exhibit D is intended to meet all costs and expenses paid or incurred or to be paid or incurred by the Seller (including amortization, depreciation or other charges recorded on the Seller’s books) resulting from the ownership, lease, operation, maintenance, termination, retirement from service and decommissioning of, and repairs, renewals, replacements, additions, improvements, betterments and modifications to, the generating plants, transmission system and related facilities of the Seller or otherwise relating to the acquisition and sale of power and energy, transmission, load management, conservation or related services, including all components of the Requirements Service, hereunder and performance by the Seller of its obligations under the Wholesale Power Contracts with the Cooperatives including, without limitation, the following items of cost:

(i)	payments of principal of and premium, if any, and interest on all debt issued by the Seller; provided, however, that rates shall not include any principal of or premium, if any, or interest on any debt due solely by virtue of the acceleration of the maturity of such debt;

(ii)	amounts which the Seller may be required to pay for the prevention or correction of any loss or damage to its generating plants, transmission system or related facilities or for renewals, replacements, repairs, additions, improvements, betterments, and modifications which are necessary to keep any such facilities whether owned by the Seller or available to the Seller under any contract, in good operating condition or to prevent a loss of revenues therefrom;

(iii)	costs of operating and maintaining the Seller’s generating plants, transmission system or related facilities and of producing and delivering power and energy therefrom (including, without limitation, fuel costs, fuel transportation costs, costs of backup power, administrative and general expenses, regulatory costs, insurance premiums, and taxes or payments in lieu thereof, and any components of the Requirements Service);

(iv)	the cost of any components of the Requirements Service purchased for resale by the Seller under the Wholesale Power Contracts including the costs of transmission, scheduling, dispatching and controlling services for delivery of the Requirements Service under the Wholesale Power Contracts;

(v)	all costs incurred or associated with the salvage, discontinuance, decommissioning and disposition or sale of properties;

(vi)	all costs, settlements and expenses relating to claims asserted against the Seller;

(vii)	all rentals and other payments required to be paid by the Seller as lessee under any lease of real or personal property or under any contract or agreement relating to any such lease;

(viii)	any additional cost or expense not specified in the other items of this subsection 4(b) imposed or permitted by any regulatory agency or which is paid or incurred by the Seller relating to its generating plants, transmission system, or related facilities or relating to the provision of services to the Cooperatives which is not otherwise included in any of the costs specified herein;

(ix)	amounts required to be paid by the Seller under any contract to which it is a party not covered under any other clause of this subsection 4(b) including, without limitation, amounts payable with respect to interest rate swaps, futures contracts, option contracts and hedging contracts;

(x)	reserves the Seller shall determine to be necessary for the payment of those items of costs and expenses referred to in this subsection 4(b) to the extent not already included in any other clause of this subsection 4(b);

(xi)	additional amounts which must be realized by the Seller in order to meet the requirement of any rate covenant with respect to coverage of principal of and interest on its debt contained in any indenture or contract with holders or insurers of its debt or which the Board of Directors deems advisable in the marketing of its debt;

(xii)	any amounts required to be paid to any taxing authority (including any income taxes payable if the Seller should become subject to income tax); and

(xiii)	any amounts which the Board of Directors deems advisable to increase the equity or interest coverage of the Seller.

At least every three (3) years the Seller’s Board of Directors shall review the rate formula set forth in Exhibit D to determine if it reflects and recovers all such costs and expenses and if it represents the best way to allocate such costs and expenses. In making such review, the Board of Directors shall consider if the formula results in the proper price signals to the Cooperatives. If the Board of Directors determines that the formula no longer reflects and recovers, or does not allocate appropriately, such costs and expenses, the Board of Directors shall, within a reasonable timeframe, subject to any necessary regulatory approvals, adopt a new formula to reflect appropriately and recover all such costs and expenses.

(c) The formula from time to time set forth in Exhibit D and the rates and charges established thereby shall at all times be sufficient to enable the Seller to comply with all mortgage, indenture, regulatory, and governmental requirements as they may exist from time to time.

(d) The Seller shall cause a notice in writing to be given to the Member and all other members of the Seller which shall set out all the proposed revisions of the formula with the effective date of the revised formula which shall not be less than thirty (30) and no more than ninety (90) days after the date of the notice and shall set forth the basis upon which the formula is proposed to be adjusted and established. The Member agrees that the formula from time to time established by the Board of Directors of the Seller shall be deemed to be substituted for the formula set forth in Exhibit D and agrees to pay for the Requirements Service furnished by the Seller to it after the effective date of any such revision at rates and charges set pursuant to the revised formula.

(e) The Member acknowledges and agrees that the Seller may provide Requirements Service to the Member under this Contract, including Exhibit D, pursuant to any authority granted to the Seller under applicable law, including by any governmental authority with jurisdiction thereover, including, without limitation, pursuant to (i) a cost-of-service tariff including one or more formulary rates filed by the Seller and accepted by the Federal Energy Regulatory Commission (“FERC”), or (ii) a market-based rate tariff filed by the Seller and accepted by FERC.

5. METER READINGS AND PAYMENT OF BILLS. Attached to and made a part of this Contract is Exhibit D, which establishes the rates to be charged and defines the following:

(a) The intervals at which the Seller shall read, or cause to be read, the electric meters;

(b) The date on which, and the office to which, all accounts shall be paid for Requirements Service furnished by the Seller;

(c) The penalty to a member who shall fail to pay its bill within the designated pay period (including any extensions), which penalty shall include, but not be limited to, late payment charges and conditions under which the Seller may discontinue delivery of the Requirements Service; and

(d) The time and manner of delivery of notices.

6. METER TESTING AND BILLING ADJUSTMENT. The Seller shall test and calibrate, or cause to be tested and calibrated, meters by comparison with accurate standards at intervals not greater than the periodic test schedule for the type of meter in use as set forth in the Code for Electricity Metering ANSI C12–1975, or later revisions. The Seller shall also make, or cause to be made, special meter tests at any time the Member requests.

The costs of all tests shall be borne by the Seller; however, if a special meter test made at the Member’s request shall disclose that the meters are recording accurately, the Member shall reimburse the Seller for the cost of such test. Meters registering not more than two percent (2%) above or below normal shall be deemed accurate. The readings of any meter which shall have been disclosed by test to be inaccurate shall be corrected for the period the inaccuracy is known, or for a mutually agreed upon period, or lacking knowledge or agreement, a period of ninety (90) days from the date of discovery of such inaccuracy or malfunction in accordance with the percentage of inaccuracy found by such test. If any meter shall fail to register for any period, the Member and the Seller shall agree as to the amount of Requirements Service during such period, and the Seller shall render a bill for that amount.

7. NOTICE OF METER READING OR TEST. Upon request, the Seller shall notify the Member in advance of the time of any meter reading or test so that the Member’s representative is present at the meter reading or test. Representatives of Seller and Seller’s affected power supplier, if any, shall be afforded the opportunity to be present at all routine or special tests.

8. RIGHT OF ACCESS. Duly authorized representatives of either Party shall be permitted to enter the premises of the other Party at all reasonable times in order to carry out the provisions of this Contract.

9. CONTINUITY OF SERVICE. The Parties shall use reasonable diligence to deliver and receive constant and uninterrupted Requirements Service. If the Requirements Service shall fail, or be interrupted, or become defective through an act of God, force majeure, or of the public enemy, or because of accident, labor troubles, or any other cause beyond the control of the Seller, the Seller shall not be liable for damages caused by such failure, interruption or defect. In the event of any interruption of service, the Parties shall use all due diligence to restore their respective systems to enable the delivery and receipt of the Requirements Service.

In the event of a power shortage, or an adverse condition or disturbance, the Seller may, without incurring liability, take such emergency action as, in the judgment of the Seller, may be necessary. Such emergency action may include, but not be limited to, reduction or interruption of the supply of electricity to some Points of Delivery in order to compensate for an emergency condition on the system of the Seller, or on any other directly or indirectly interconnected system.

10. TERM. This Contract shall become effective only upon approval in writing by the Administrator of the USDA Rural Development Utilities Program (the “Rural Utilities Service” and its “Administrator”) and shall remain in effect for a term of forty-five (45) years from the date of this Contract and thereafter until terminated by either Party giving to the other not less than three (3) years written notice of its intention to terminate. Subject to the provisions of Section 1, service supplied and the obligation of the Member to pay shall commence upon Seller making service available to Member.

11. TRANSFERS BY THE MEMBER. During the term of this Contract, the Member will not, without the approval in writing of the Seller and, so long as the Member remains a borrower of the Rural Utilities Service, the approval in writing of the Administrator, take or suffer to be taken any steps for corporate reorganization or dissolution, or to consolidate with or merge into any corporation, or to sell, lease or transfer (or make any agreement therefor) all or a substantial portion of its assets, whether now owned or hereafter acquired. Seller will not unreasonably withhold or condition its consent to any reorganization, dissolution, consolidation, or merger, or to any sale, lease or transfer (or any agreement therefor) of assets. Seller will not withhold or condition its consent except in cases where to do otherwise would result in rate increases for the other members of the Seller, impair the ability of the Seller to repay its debt or any other obligations in accordance with their terms, or adversely affect system performance in a material way. Notwithstanding the foregoing, the Member may take or suffer to be taken any steps for reorganization or dissolution or to consolidate with or merge into any corporation or to sell, lease or transfer (or make any agreement therefor) all or a substantial portion of its assets, whether now owned or hereafter acquired without the Seller’s consent, so long as the Member shall pay such portion of the Seller’s outstanding indebtedness or other obligations as shall be determined by the Seller and shall otherwise comply with such reasonable terms and conditions as the Seller may require either (i) to eliminate any adverse effect that such action seems likely to have on the rates of the other members of the Seller or (ii) to assure that the Seller’s ability to repay its debt and other obligations of the Seller in accordance with their terms is not impaired. For purposes of this Section “substantial portion of its assets” shall mean assets that have a value of ten percent (10%) or more of the Member’s total utility plant or assets, that if sold, will have an effect of more than five percent (5%) on the Member’s power requirements.

12. ASSIGNMENTS. This Contract shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, except that this Contract may not be assigned by either Party unless (i) prior consent to such assignment is given in writing by the other Party or (ii) such assignment has been approved in writing by the Seller and is incident to a merger or consolidation with, or transfer of all or substantially all of the assets of the transferor to, another person or entity which shall, as a part of such succession, assume all the obligations of the transferor under this Contract. Any assignment made without a consent required hereunder shall be void and of no force or effect as against the non-consenting Party. Notwithstanding the foregoing, a Party, without the other Party’s consent, may assign, transfer, mortgage and pledge its interest in this Contract as security for any obligation secured by an indenture, mortgage or similar lien on its system assets without limitation on the right of the secured party to further assign this Contract including, without limitation, the assignment by the Member to create a security interest for the benefit of the United States of America, acting through the Administrator and thereafter, the Administrator, without the approval of the Seller, may (i) cause this Contract to be sold, assigned, transferred or otherwise disposed of to a third party pursuant to the terms governing such security interest, or (ii) if the Administrator first acquires this Contract pursuant to 7 U.S.C. § 907, sell, assign, transfer or otherwise dispose of this Contract to a third party; provided, however, that in either case (a) the Member is in default of its obligations to the Administrator that are secured by such security interest and the Administrator has given Seller notice of such default; and (b) the Administrator has given Seller thirty (30) days’ prior notice of its intention to sell, assign, transfer or otherwise dispose of this Contract indicating the identity of the intended third-party assignee or purchaser. No permitted sale, assignment, transfer or other disposition shall release or discharge the Member from its obligations under this Contract.

13. REASONABLENESS OF RATES. This Contract was established between the Parties hereto, taking into account their present and projected needs for Requirements Service, the costs of the facilities contemplated by this Contract and the alternatives thereto. The Parties agree that the rates established hereunder are just and reasonable under the current circumstances and reflect their determination of what would be just and reasonable under future conditions reasonably contemplated by them. The rates take into account specific benefits achieved by the Parties through this Contract and not otherwise available to the Parties, and reflect the sharing of those benefits without undue discrimination against any current or future customer of the Seller. The charges to be paid by the Member to the Seller for Requirements Service provided under this Contract are intended to be adjusted only pursuant to and in accordance with the rates.

14. AMENDMENTS. This Contract may be amended only by a written instrument executed by the Seller and the Member; provided, however, that so long as the Member remains a borrower of the Rural Utilities Service, any such amendment must be approved in writing by the Administrator.

15. SEVERABILITY. If any part, term, or provision of this Contract is held by a court of competent jurisdiction to be unenforceable, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Contract did not contain the particular part, term, or provision held to be unenforceable.

16. GOVERNING LAW. This Contract shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

Remainder of this page intentionally left blank.

Executed this day and year first mentioned.

OLD DOMINION ELECTRIC COOPERATIVE
a Virginia Utility Aggregation Cooperative

By:	/s/ Jackson E. Reasor
Its:	President and Chief Executive Officer

ATTEST:

By:	/s/ Gregory W. White
Its:	Secretary/Treasurer

A & N ELECTRIC COOPERATIVE
a Virginia Utility Consumer Services Cooperative

By:	/s/ Vernon N. Brinkley
Its:	President

ATTEST:

By:	/s/ R. Wayne Browning
Its:	Secretary

SCHEDULE 1

TO

SECOND AMENDED AND RESTATED WHOLESALE POWER CONTRACT

BETWEEN

OLD DOMINION ELECTRIC COOPERATIVE

AND

A & N ELECTRIC COOPERATIVE

OWNED GENERATING FACILITIES

It is understood that A&N Electric Cooperative (A&N) had an initial name plate capacity of 2803 KW of installed generation on Tangier and Smith Island. It is also understood that A&N has installed additional generation with the total capability as listed below. It is hereby agreed that A&N Electric Cooperative may continue to operate and use its generation as listed below for those purposes A&N deems appropriate.

•	Two diesel generators located on Tangier Island, each with a nameplate rating of 1200 KW

•	One diesel generator located on Smith Island with a nameplate rating of 1200 KW

•	One diesel generator located on Smith Island with a nameplate rating of 500 KW

It is agreed that A&N may install additional generation at its Tangier and Smith Island facilities. It is agreed that A&N will notify Old Dominion Electric Cooperative (ODEC) of the hourly amounts of any generation from the existing or expanded facilities when such generation will have an impact on A&N’s power bill from ODEC. A&N shall be entitled to reduce its monthly billing peak by the base generation amount up to 2803 KW of demand. A&N will receive a credit per KW equal to the avoided demand cost that ODEC incurs for any excess generation above 2803 KW.

A&N and ODEC may mutually enter into other agreements from time to time as may be necessary to implement the pricing provisions of this Schedule.

EXHIBIT A

TO

SECOND AMENDED AND RESTATED WHOLESALE POWER CONTRACT

BETWEEN

OLD DOMINION ELECTRIC COOPERATIVE

AND

A & N ELECTRIC COOPERATIVE

ANTICIPATED LOADS AND NEED FOR ADDITIONAL POINTS OF DELIVERY

Name of Member:

Date:

		Voltage of Delivery*	Estimated Peak Load from Above Date
	Name		1 Year Hence	2 Years Hence	3 Years Hence	5 Years Hence	10 Years Hence

I.	Existing Points of Delivery
1.
2.
3.
4.
5.
6.
7.

II.	Requested Points of Delivery
1.
2.
3.

*	Indicate year of change and new voltage if any.

EXHIBIT B

TO

SECOND AMENDED AND RESTATED WHOLESALE POWER CONTRACT

BETWEEN

OLD DOMINION ELECTRIC COOPERATIVE

AND

A & N ELECTRIC COOPERATIVE

ELECTRIC SERVICE SPECIFICATIONS

Delivery Points	Initial Delivery Voltage (kV)
Greenbush (Parksley & Onancock)	69
Belle Haven	69
Eastville	69
Hallwood	69
Perdue	69
Weirwood	69
Bayview	69
Chincoteague	69
Kellam	69
Oak Hall	69
Tasley	69
Wallops	69
Wattsville	69

EXHIBIT C

TO

SECOND AMENDED AND RESTATED WHOLESALE POWER CONTRACT

BETWEEN

OLD DOMINION ELECTRIC COOPERATIVE

AND

A & N ELECTRIC COOPERATIVE

SPECIAL EQUIPMENT

1.	None

EXHIBIT D

TO

SECOND AMENDED AND RESTATED WHOLESALE POWER CONTRACT

BETWEEN

OLD DOMINION ELECTRIC COOPERATIVE

AND

A & N ELECTRIC COOPERATIVE

OLD DOMINION ELECTRIC COOPERATIVE FERC FORMULA RATE TARIFF